Exhibit 16.1
November 25, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K for the event that occurred on November 25, 2020, to be filed by our former client, MedAvail Holdings, Inc. (f/k/a MYOS RENS Technology Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ WithumSmith+Brown, PC